Exhibit 99.1

FOR IMMEDIATE RELEASE

Cogent Contacts:
For Public Relations:	For Investor Relations:
Jocelyn Johnson	+ 1 (202) 295-4212
+ 1 (202) 295-4299	investor.relations@cogentco.com
jajohnson@cogentco.com

Cogent Launches Notes Offering

WASHINGTON, D.C. May 19, 2020 — Cogent Communications Holdings, Inc. (NASDAQ: CCOI) (“Cogent Communications”) today announced that Cogent Communications Finance, Inc. (the “Temporary Issuer”), a newly formed financing subsidiary of Cogent Communications’ wholly owned subsidiary, Cogent Communications Group, Inc. (“Cogent”), intends to commence an offering of €215,000,000 aggregate principal amount of 4.375% senior notes due 2024 (the “Temporary Notes”) to be offered and sold only to persons reasonably believed to be qualified institutional buyers in an unregistered offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in compliance with Regulation S under the Securities Act.

The Temporary Issuer expects to deposit the gross proceeds of the Temporary Notes into an escrow account pending the substantially concurrent consummation of the previously announced redemption of all of Cogent’s 5.625% senior notes due 2021 (the “Refinancing Transaction”). Upon completion of the Refinancing Transaction, the Temporary Notes will be automatically exchanged for additional notes (the “Tack-On Notes”) to be issued by Cogent under the indenture, dated June 25, 2019, pursuant to which Cogent issued its existing €135 million aggregate principal amount of 4.375% senior notes due 2024

(the “Existing Notes”). Upon this automatic exchange, it is expected that the Tack-On Notes (following any restricted period required by applicable law or regulation) will trade under the same CUSIP number and ISIN as the Existing Notes. If the offering of the Temporary Notes, the Refinancing Transaction and the exchange of Temporary Notes for Tack-On Notes is consummated, Cogent expects to use any remaining net proceeds for general corporate purposes and/or to make special or recurring dividends to Cogent Communications. There can be no assurance that the issuance and sale of the Temporary Notes or the exchange of Temporary Notes for Tack-On Notes will be consummated.

The information in this release does not constitute an offer to sell or a solicitation of an offer to buy any of the Temporary Notes or the Tack-On Notes. The offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Neither the Temporary Notes nor the Tack-On Notes have been or will be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Cogent Communications

Cogent Communications (NASDAQ: CCOI) is a multinational, Tier 1 facilities-based ISP. Cogent Communications specializes in providing businesses with high-speed Internet access, Ethernet transport and colocation services. Cogent Communications’ facilities-based, all-optical IP network backbone provides services in over 200 markets globally.

Cogent Communications is headquartered at 2450 N Street, NW, Washington, D.C. 20037. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Except for historical information and discussion contained herein, statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions. The statements in this release are based upon the current beliefs and expectations of Cogent Communications’ management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including the impact of the COVID-19 pandemic and the related government policies; future economic instability in the global economy or a contraction of the capital markets which could affect spending on Internet services and our ability to engage in financing activities; the impact of changing foreign exchange rates (in particular the Euro to USD and Canadian dollar to USD exchange rates) on the translation of Cogent Communications’ non-USD denominated revenues, expenses, assets and liabilities; legal and operational difficulties in new markets; the imposition of a requirement that we contribute to the US Universal Service Fund on the basis of our Internet revenue; changes in government policy and/or regulation, including net neutrality rules by the United States Federal Communications Commission and in the area of data protection; increasing competition leading to lower prices for our services; our ability to attract new customers and to increase and maintain the volume of traffic on our network; the ability to maintain our Internet peering arrangements on favorable terms; our reliance on an equipment vendor, Cisco Systems Inc., and the potential for hardware or software problems associated with such equipment; the dependence of our network on the quality and dependability of third-party fiber providers; our ability to retain certain customers that comprise a significant portion of our revenue base; the management of network failures and/or disruptions; outcomes in litigation; risks related to the offering of the Temporary Notes and the exchange of Temporary Notes for Tack-On Notes, including that such transaction may not be consummated; and other risks discussed from time to time in Cogent Communications’ filings with the Securities and Exchange Commission, including, without limitation, Cogent Communications’ Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Cogent Communications undertakes no duty to update any forward-looking statement or any information contained in this press release or in other public disclosures at any time.

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